UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2014

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into Material Definitive Agreements

Purchase and Sale Agreement
As previously announced on December 4, 2014, Alaska Communications Systems Group, Inc. (“ACS”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with General Communication, Inc., an Alaska corporation (“GCI”), GCI Communication Corp., an Alaska corporation and wholly owned subsidiary of GCI, ACS Wireless, Inc., an Alaska corporation and wholly owned subsidiary of ACS (“ACS Wireless”), GCI Wireless Holdings, LLC, an Alaska limited liability company and wholly owned subsidiary of GCI and The Alaska Wireless Network, LLC, a Delaware limited liability company (“AWN”), pursuant to which ACS agreed to sell to GCI and its affiliates ACS Wireless’s interest in AWN and substantially all the assets related to the wireless business of ACS and its affiliates, as described below.

Pursuant to the Purchase Agreement, ACS will, or will cause one or more of its affiliates to, sell to GCI, or one or more of its affiliates, ACS Wireless’s interest in AWN and substantially all the assets of ACS and its affiliates related to ACS’s wireless business (the “Acquired Assets”) for a cash payment of $300 million, which amount is subject to adjustment. The Acquired Assets include, without limitation, all the equity interests of AWN owned or held by ACS Wireless, substantially all of ACS’s wireless subscriber assets, including subscriber contracts and wireless store leases that GCI elects to assume, and substantially all of ACS’s CDMA network assets, including fiber strands and associated cell site electronics and microwave facilities and associated electronics. GCI will not acquire certain “Excluded Assets”, which include, without limitation, cash, handset and accessory inventory, all rights and assets (other than drop circuits) primarily used to provide wireline services and any right or asset used by ACS or any of its affiliates to provide local exchange services under the Communications Act of 1934, as amended. GCI will assume from ACS post-closing liabilities of ACS and its affiliates under contracts assumed by GCI and liabilities with respect to the ownership by ACS Wireless of its equity interest in AWN to the extent accruing and related to the period after closing. All other liabilities will be retained by ACS and its affiliates.

Consummation of the transactions contemplated by the Purchase Agreement is subject to various conditions, including the receipt by ACS of certain consents, GCI’s ability to obtain financing on commercially reasonable terms and conditions not substantially less favorable than terms and conditions available to GCI on the date of the Purchase Agreement and other customary closing conditions. The parties to the Purchase Agreement expect to consummate the transactions contemplated by the Purchase Agreement in the first quarter of 2015.

The Purchase Agreement may be terminated by either ACS or GCI if closing has not occurred by May 4, 2015, provided that the failure to close is not the result of a material breach of the Purchase Agreement by the party seeking to terminate or any of its affiliates.

ACS and its controlled affiliates will be restricted from operating a wireless network or providing wireless products or services in Alaska for a period of four years after closing, except for the following services: (a) fixed wireless replacement, (b) WiFi, (c) wireless backhaul and transport, (d) providing cell site leases and (e) acting as a wireless internet service provider.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as a material agreement.

Securityholder Agreement

On December 4, 2014, GCI entered into a Securityholder Agreement with Searchlight ALX, L.P. (“Searchlight”), pursuant to which GCI agreed to sell an unsecured promissory note to Searchlight in the principal amount of $75 million, which note will mature in eight years and will bear interest at a rate of seven and one-half percent (7.5%) per annum (the “Note”). The Securityholder Agreement further provides that GCI will enter into a Stock Appreciation Rights Agreement (the “SAR Agreement”) pursuant to which GCI will issue to Searchlight three million stock appreciation rights (the “SARs”) which would entitle Searchlight to receive, upon exercise, an amount payable at the election of GCI in either cash or shares of GCI’s Class A common stock equal in value to the excess of the fair market value of a share of Class A common stock on the date of exercise over the exercise price of $13.00. The closing of the sale of the Note and issuance of the SARs will occur simultaneously with the closing of the Purchase Agreement described above.
GCI will have the right to prepay the Note at any time on or after the four year anniversary of issuance. All interest payments on the Note will be made in cash or, at the discretion of GCI, by making the interest payable in kind by capitalizing such interest due and adding it to the outstanding principal amount of the Note. If GCI exercises such right to make the interest payable in kind, then GCI must also issue to Searchlight Four Hundredths (.04) of a SAR for each dollar of interest that is capitalized. Each SAR will expire eight years from the original date of issuance. The Securityholder Agreement provides for certain customary restrictions on the transfer of the Note and the SARs.
Under the Securityholder Agreement, after the closing of the Purchase Agreement, Searchlight will be entitled to appoint one director to serve on GCI’s board of directors for as long as there is any principal amount that remains outstanding under the Note. Such right will be terminated immediately upon any transfer of the Note and the SARs (other than to certain permitted transferees). The Securityholder Agreement also provides for certain customary standstill restrictions on Searchlight, including a limitation that Searchlight will only be able to acquire an additional two million shares of GCI’s common stock after the closing of the Purchase Agreement.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number		Description
99.1		Press Release issued by General Communication, Inc. on December 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: December 10, 2014

	By	/s/ Peter J. Pounds
Name: Peter J. Pounds
Title: Senior Vice President,
Chief Financial Officer
and Secretary
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by General Communication, Inc. on December 4, 2014